Exhibit 99.1

ESSA Pharma Provides Corporate Update and Reports Financial Results for Fiscal Second Quarter Ended March 31, 2024

Combination of masofaniten plus enzalutamide continues to be well tolerated with deep and durable reductions in PSA in Phase 1 dose escalation in patients with mCRPC naïve to second generation antiandrogens, including 81% of patients achieving PSA90, 69% of patients achieving PSA90 in less than 90 days, and 63% of patients achieving PSA <0.2ng/mL

Phase 2 dose expansion underway evaluating masofaniten plus enzalutamide in patients with mCRPC naïve to second generation antiandrogens; ESSA projecting completion of enrollment in 1Q25, with preliminary data expected in mid-2025

Cash runway sufficient to fund operations beyond 2025

SOUTH SAN FRANCISCO, California and VANCOUVER, Canada, May 14, 2024 - ESSA Pharma Inc. ("ESSA", or the "Company") (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today provided a corporate update and reported financial results for the fiscal second quarter ended March 31, 2024.

“The year is off to a strong start with the presentation of updated Phase 1 masofaniten dose escalation data at the 2024 ASCO Genitourinary Cancers Symposium (“ASCO-GU”), which demonstrated that masofaniten combined with enzalutamide continues to be well tolerated with deep and durable reductions in prostate-specific antigen (“PSA”) in patients with metastatic castration-resistant prostate cancer ("mCRPC") naïve to second-generation antiandrogens,” said David Parkinson, MD, President and CEO of ESSA. “Looking ahead, we have multiple critical milestones we are working toward, including reporting more updated data from the Phase 1 dose escalation study evaluating masofaniten combined with enzalutamide in this patient population during the second half of 2024, and completing enrollment in the Phase 2 dose expansion study evaluating masofaniten in combination with enzalutamide during the first quarter of 2025, with preliminary data expected to follow in mid-2025.”

Second Quarter Fiscal 2024 and Recent Highlights

Masofaniten Combination Studies

•	Reported updated Phase 1 dose escalation data from the ongoing Phase 1/2 study evaluating masofaniten in combination with enzalutamide in patients with mCRPC naïve to second-generation antiandrogens but may have been treated with chemotherapy in the metastatic castration-sensitive setting. The results, which were presented at the ASCO-GU symposium in January 2024, demonstrated that the combination regimen continues to be well tolerated at the dose levels tested in up to 25 cycles of dosing in some patients. Reductions in PSA were observed across evaluable patients for efficacy in all dosing cohorts (n=16). Across all dosing cohorts, 88% of patients achieved PSA50, 81% of patients achieved PSA90, 69% of patients achieved PSA90 in less than 90 days, and 63% of patients achieved PSA <0.2ng/mL. While the data for time to PSA progression were still maturing, the median time to PSA progression was reported as 16.6 months with a median follow up at that time of 11.1 months. ESSA expects to report updated data from the Phase 1 dose escalation study during the second half of 2024.
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•	Masofaniten is currently being evaluated in combination with enzalutamide compared to enzalutamide monotherapy in a Phase 2 dose randomized study in patients with mCRPC naïve to second-generation antiandrogens but who may have been treated with chemotherapy in the metastatic castration-sensitive setting. Enrollment in the Phase 2 portion of this Phase 1/2 study is expected to be completed during the first quarter of 2025. This Phase 2 study has an open-label randomized design comparing 160 mg once-daily of single agent enzalutamide to the combination of masofaniten with enzalutamide and is expected to enroll approximately 120 patients. The recommended Phase 2 combination dose was identified as masofaniten 600 mg twice-daily combined with enzalutamide 160 mg once daily. The study is currently enrolling at approximately 25 sites in the USA, Canada, and Australia. Expansion to European clinical sites is in progress with an additional 15 clinical sites planned to be activated by 3Q24. ESSA expects to report preliminary data from the Phase 2 dose expansion portion of the study in mid-2025.
•	Two additional masofaniten combination arms are currently enrolling as part of the ongoing Phase 1 masofaniten study. One arm is evaluating masofaniten in combination with abiraterone acetate and prednisone in patients with either metastatic castration-sensitive prostate cancer or mCRPC, while the second arm is evaluating masofaniten in combination with apalutamide in patients with non-metastatic castration-resistant prostate cancer after 12 weeks of masofaniten single agent.
•	Two additional investigator-sponsored studies testing combinations of masofaniten with darolutamide or enzalutamide in different patient populations are underway: a) an Australian investigator-sponsored neoadjuvant study evaluating neoadjuvant use of the combination of masofaniten and darolutamide compared to darolutamide monotherapy in high-risk patients undergoing prostatectomy and b) an investigator-sponsored study which is testing masofaniten and enzalutamide in metastatic castration-sensitive prostate cancer patients.

Masofaniten Monotherapy Study

•	ESSA remains on track to complete the Phase 1b masofaniten monotherapy study evaluating masofaniten in patients with mCRPC resistant to second-generation antiandrogens. The initial results from the monotherapy study were reported at the 2023 ASCO-GU Symposium, and demonstrated that masofaniten monotherapy was well-tolerated, achieved clinically significant exposures, and showed preliminary signals of anti-tumor activity in a subset of patients. ESSA plans to present the complete Phase 1a and 1b monotherapy results in the second half of 2024 at a medical conference.

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Summary Financial results

(Amounts expressed in U.S. dollars)

•	Net Loss. ESSA recorded a net loss of $9.0 million for the second quarter ended March 31, 2024 compared to $7.1 million for the second quarter ended March 31, 2023. The increase in the second quarter was primarily attributed to investment in the Company’s clinical trials.
•	Research and Development ("R&D") expenditures. R&D expenditures for the second quarter ended March 31, 2024 were $6.2 million compared to $4.5 million for the second quarter ended March 31, 2023, and include non-cash costs related to share-based payments $459,141 for the second quarter ended 2024 compared to $750,159 for the second quarter ended 2023. Increased enrollment in the clinical trials and expanded sites in the period resulted in higher levels of investment.
•	General and Administration ("G&A") expenditures. G&A expenditures for the second quarter ended March 31, 2024 were $4.3 million compared to $3.7 million for the second quarter ended March 31, 2023 and include non-cash costs related to share-based payments of $673,460 for the second quarter ended 2024 compared to $686,932 for the second quarter ended 2023. Professional fees were incurred for legal and accounting services in conjunction with ongoing corporate activities.

Liquidity and Outstanding Share Capital

•	As of March 31, 2024, the Company had available cash reserves and short-term investments of $135.9 million. The Company's cash position is expected to be sufficient to fund current and planned operations beyond 2025.
•	As of March 31, 2024, the Company had 44,362,991 common shares issued and outstanding.
•	In addition, as of March 31, 2024, there were 2,920,000 common shares issuable upon the exercise of prefunded warrants at an exercise price of $0.0001.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and/or applicable Canadian securities laws. Forward-looking information involves statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the Company’s plans to report updated data from its studies, the Company’s advancement and evaluation of masofaniten, the timing of the Company’s studies, enrollment in the Company’s studies, the presentation of Phase 1a and 1b monotherapy results and the Company’s expected cash runway.

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Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA's actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA's current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA's financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking information is developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA's Annual Report on Form 10-K dated December 12, 2023, under the heading "Risk Factors", a copy of which is available on ESSA's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca, and as otherwise disclosed from time to time on ESSA's EDGAR and SEDAR+ profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

Contacts

ESSA Pharma, Inc.

David Wood, Chief Financial Officer

778.331.0962

dwood@essapharma.com

Investors and Media:

Argot Partners

212.600.1902

essa@argotpartners.com

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ESSA PHARMA INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

Amounts in thousands of United States dollars

	March 31, 2024	September 30, 2023

Cash	$91,683	$33,702
Prepaids and other assets	46,213	115,420

Total assets	$137,896	$149,122

Current liabilities	4,174	3,495
Long-term debt	253	—
Shareholders' equity	133,469	145,627

Total liabilities and shareholders’ equity	$137,896	$149,122

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ESSA PHARMA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

Amounts in thousands of United States dollars, except share and per share data

	Three months ended March 31, 2024	Three months ended March 31, 2023	Six months ended March 31, 2024	Six months ended March 31, 2023

OPERATING EXPENSES
Research and development	$6,178	$4,481	$11,555	$9,825
Financing costs	—	2	—	4
General and administration	4,316	3,731	6,533	6,250

Total operating expenses	(10,494)	(8,214)	(18,088)	(16,079)

Interest and other items	1,504	1,155	3,134	2,279

Net loss before taxes	(8,990)	(7,059)	(14,954)	(13,800)
Income tax expense (recovery)	—	(2)	—	(2)

Net loss and comprehensive loss for the period	$(8,990)	$(7,061)	$(14,954)	$(13,802)

Basic and diluted loss per common share	$(0.20)	$(0.16)	$(0.34)	$(0.31)

Weighted average number of common shares outstanding	44,237,124	44,092,374	44,183,013	44,082,725

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